SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Murdock Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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Murdock Communications Corporation	Polar Molecular Corporation
701 Tama Street	4600 South Ulster Street
Marion, Iowa 52302	Suite 940
Denver, Colorado 80237

May 12, 2003

Dear Stockholders of Murdock Communications Corporation and Polar Molecular Corporation:

Murdock Communications Corporation and Polar Molecular Corporation have agreed on a merger transaction involving our two companies. In order to complete the merger, both Murdock’s stockholders and Polar’s stockholders must approve the merger agreement and the merger. In connection with the merger, Murdock’s stockholders are also being asked to approve:

•	the reincorporation of Murdock in the state of Delaware,
•	a new equity incentive plan, and
•	a new board of directors consisting of six individuals nominated by Polar and one individual nominated by Murdock.

As a result of the merger, Polar would become a wholly-owned subsidiary of Murdock. Current Polar stockholders would own approximately 80% of the combined company and current Murdock stockholders would own approximately 20% of the combined company.

If the merger occurs on June 30, 2003, current Polar stockholders would receive at least approximately 2.24 shares of the combined company’s stock for every one share of Polar stock they currently own. If none of the warrants to acquire up to 3,732,653 shares of Polar stock that expire at the time of the merger are exercised, Polar stockholders would receive approximately 2.51 shares of the combined company for every share of Polar stock they currently own. Each share of Murdock stock held by Murdock stockholders will continue to represent one share of stock in the combined company.

The enclosed document is a prospectus of Murdock relating to the issuance of shares of Murdock’s common stock, which will become the common stock of the combined company in connection with the merger, and a joint proxy statement for both Murdock and Polar to use in soliciting proxies for our meetings. It contains answers to frequently asked questions beginning on page 1 and a summary description of the merger beginning on page 4, followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under “RISK FACTORS” commencing on page 21 of the enclosed joint proxy statement/prospectus. We urge you to review the entire document carefully.

Sincerely,

Eugene I. Davis	Mark L. Nelson
Chief Executive Officer	President and Chief Executive Officer
Murdock Communications Corporation	Polar Molecular Corporation